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                                   Exhibit 4.1

                              [NEXTERA LETTERHEAD]

Knowledge Universe, Inc.
844 Moraga Drive
Los Angeles, CA  90049
Attention:  Stanley E. Maron

Dear Mr. Maron:

        This Letter Agreement (the "Agreement"), dated as of June 29, 2001, is entered into by and between Nextera Enterprises, Inc., a Delaware corporation (the "Company"), and Knowledge Universe, Inc. ("KU").

        On December 14, 2000 the Company entered into a Note Conversion Agreement with KU (the "Note Conversion Agreement") pursuant to which KU converted $21,000,000 of subordinated debt into 210,000 shares of Series A Preferred Stock. In connection with the Note Conversion Agreement, the Company also filed a Certificate of Designations describing the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of the Series A Preferred Stock (the "Certificate of Designations").

        Under the Certificate of Designations the Company has the right and option to exchange the Series A Preferred Stock into subordinated debt prior to July 1, 2001. On June 29, 2001 the Board of Directors of the Company approved the exchange of the Series A Preferred Stock into subordinated debt, subject to the approval of the Senior Lenders under the Company's Senior Credit Facility. If the Senior Lenders do not approve such exchange prior to July 1, 2001, KU agrees that the Company's right and option to exchange the Series A Preferred Stock into subordinated debt shall be extended until ten (10) business days after the Company's receipt of written approval from the Senior Lenders of such exchange. In the event that the Senior Lenders make a final determination in writing to disapprove or deny such exchange, the Company's right and option to effectuate such exchange shall terminate on the business day following the Company's receipt of such final determination.

        Additionally, KU hereby waives any requirement that the Company provide notice of its intention to exchange the Series A Preferred Stock into subordinated debt, including without limitation, any notice required by subparagraph 6(b) of the Certificate of Designations. KU agrees that no further notice of the Company's intent to exchange the Series A Preferred Stock into subordinated debt shall be required.

        Except as specifically amended or waived hereby, the Note Conversion Agreement and the Certificate of Designations shall continue in full force and effect. Please sign where indicated below to evidence your acknowledgement and agreement to the foregoing.



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                                         Very truly yours,

                                         NEXTERA ENTERPRISES, INC.,
                                         a Delaware corporation


                                         /s/ David Schneider
                                         -------------------------------------
                                         By:  David Schneider
                                              ----------------------------------
                                         Title:  President and
                                                 Chief Executive Officer



ACKNOWLEDGED AND AGREED

KNOWLEDGE UNIVERSE, INC.,
a Delaware corporation


/s/ Stanley E. Maron
-------------------------------------

By: Stanley E. Maron
   ----------------------------------
Title:  Secretary




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